Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) dated as of January 6, 2008 among  Krispy Kreme Doughnut Corporation, a North Carolina corporation (“KKDC”), Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company” and, together with KKDC, the “Companies”), and Daryl G. Brewster (the “Executive”).

The parties hereto agree as follows:

1. The employment relationship between the Executive and the Companies will terminate on January 31, 2008 (the “Termination Date”).  Effective as of the date hereof (the “Agreement Date”), the Executive hereby resigns all officer and member positions with the Companies and their Affiliates (as defined below) as well as his membership on all Boards of Directors and Committees of the Companies and their Affiliates and shall, in furtherance thereof, on the Agreement Date, execute and deliver a letter of resignation in the form attached as Exhibit A hereto.

2. In consideration for the covenants of the Executive and the release of claims by the Executive contained herein and, together with the obligations of the Companies under Section 7 below, in full payment of all obligations of any nature or kind whatsoever owed or owing to the Executive by the Companies and any of their Affiliates, the Companies will pay, or provide benefits to, the Executive as follows:

(a) the Companies will pay the Executive’s base salary (less applicable reductions for benefit contributions), at the rate in effect on the date hereof, through the Termination Date, payable on the regular payroll date of the Companies;

(b) the Company will grant to the Executive on the Agreement Date restricted share units under the Company’s 2000 Stock Incentive Plan with respect to a number of shares of common stock of the Company having an aggregate fair market value (based on the closing share price on January 4, 2008) equal to $1,190,000, and the shares subject to the restricted share units will be distributed to the Executive on the third trading day following the Company’s release of earnings for the 2008 fiscal year but no later than April 15, 2008, so long as the Executive has not revoked this Agreement as provided in Section 18 below and has not breached and does not breach the provisions referred to in Section 10 below;

(c) the Companies will pay to the Executive an aggregate of $700,000 in cash, payable in 12 equal monthly installments on the regular monthly payroll dates of KKDC commencing on the regular payroll date for February 2008, provided that the Executive will be entitled to any unpaid amounts only if the Executive has not breached and does not breach the provisions referred to in Section 10 below;

(d) the Companies will reimburse the Executive for all reasonable expenses incurred by him prior to the Agreement Date in the course of performing his duties under the Employment Agreement dated as of March 6, 2006 among the Companies and the Executive (the “Employment Agreement”) which are consistent with the Companies’ policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Companies’ requirements with respect to reporting and documentation of expenses;

(e) options to purchase 201,399 shares of Company common stock previously granted to the Executive under the Company’s 2000 Stock Incentive Plan with an exercise price of $3.41 per share will vest and become fully exercisable on the Termination Date, and they will remain exercisable until the third anniversary of the Termination Date at which time any unexercised options will terminate, and the options to purchase 500,000 shares of Company common stock previously granted to the Executive under the Company’s 2000 Stock Incentive Plan with an exercise price of $6.39 per share will terminate and be forfeited on the Termination Date;

(f) 120,573 unvested restricted shares of Company common stock previously granted to the Executive under the Company’s 2000 Stock Incentive Plan will vest on the Termination Date, and the remaining 120,572 unvested restricted shares of Company common stock held by the Executive will be forfeited on the Termination Date;

(g) the Executive and his covered dependents will continue to receive medical insurance coverage benefits from the Companies, with the same contribution toward such coverage from the Executive, for a period equal to the lesser of (x) eighteen months following the Termination Date, or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by the Companies’ medical plan;

(h) an amount of cash equal to $628,398 will be paid to the Executive on August 1, 2008 in full payment of the Executive’s benefit under the account required to be established under the Krispy Kreme Doughnut Corporation NonQualified Deferred Compensation Plan pursuant to Section 4.08 of the Employment Agreement; and

(i) the Executive's vested accrued benefits under the Companies’ 401(k) plan will be paid to the Executive in accordance with the terms of such plan.

3. In the event members of the executive management team of the Company (other than those entitled to an annual bonus by contract) receive annual bonuses with respect to fiscal year 2008 under the Company’s Annual Incentive Performance Award Plan for the Chief Executive Officer and Executive Staff, the Executive will be paid a bonus under such plan equal to the product of (i) $490,000 multiplied by (ii) a fraction, the numerator of which is the aggregate annual bonus paid to such senior executives of the Company (other than those entitled to an annual bonus by contract) under such plan for fiscal year 2008, and the denominator of which is the aggregate target bonus for such senior executives (other than those entitled to an annual bonus by contract) for fiscal year 2008.  Any amount payable under this Section 3 will be paid when such annual bonuses are paid to the other senior executives of the Company, but by no later than April 15, 2008.

4. The Executive acknowledges and agrees that he is not entitled to any salary, bonuses, long-term or short-term incentive compensation or other compensation, payments, rights or benefits of any kind in respect of his employment with the Companies and/or positions with their Affiliates, in respect of the termination of such employment and/or other positions, or under any of the compensation or benefit plans of the Companies or their Affiliates, except as provided by this Agreement.

5. The Executive, for himself, his wife, heirs, executors, administrators, successors and assigns, hereby releases and discharges the Companies and their respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances and complaints, known and unknown, which the Executive or his wife, heirs, executors, administrators, successors or assigns ever had or may have at any time through the Agreement Date.  The Executive acknowledges and agrees that this release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and rescission periods observed; (ii) any claim, whether statutory, common law or otherwise, arising out of the terms or conditions of the Executive’s employment at the Companies and/or the Executive’s separation from the Companies; enumeration of specific rights, claims and causes of action being released shall not be construed to limit the general scope of this release.  It is the intent of the parties that by this release the Executive is giving up all rights, claims and causes of action occurring on or prior to the Agreement Date, whether or not any damage or injury therefrom has yet occurred.  The Executive accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring on or before the Agreement Date.

6. The Companies hereby release and discharge the Executive, his wife, heirs, executors, administrators, successors and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which the Companies ever had or may have at any time through the Agreement Date.  The Companies acknowledge and agree that this release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law or otherwise, arising out of the terms or conditions of the Executive’s employment at the Companies and/or the Executive’s separation from the

Companies, and (ii) any claim for attorneys’ fees, costs, disbursements or other like expenses.  The enumeration of specific rights, claims and causes of action being released shall not be construed to limit the general scope of this release.  It is the intent of the parties that by this release the Companies are giving up all of their respective rights, claims and causes of action occurring on or prior to the Agreement Date, whether or not any damage or injury therefrom has yet occurred.  The Companies accept the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring on or before the Agreement Date.

7. The releases provided for in Sections 5 and 6 above shall in no event (i) apply to any claim by either the Executive or the Companies arising from any breach by the other party of his or its obligations under this Agreement, (ii) waive the Executive’s claim with respect to compensation or benefits earned or accrued prior to the Agreement Date to the extent such claim survives termination of the Executive’s employment under the terms of this Agreement, (iii) waive the Executive’s right to indemnification under the charters and by-laws of the Companies and Section 11.02 of the Employment Agreement, or (iv) waive the Executive’s rights as a shareholder.

8. The Executive understands and agrees that the consideration provided for herein is more than the Executive would otherwise be entitled to if he did not agree to the provisions of Section 5 above.

9. The Executive agrees not to make any disparaging statements about the Companies, their Affiliates or their current or former officers, directors, managers and/or employees, to anyone, including but not limited to the Companies’ franchisees, customers, competitors, suppliers, employees, former employees or the press or other media, unless placed under legal compulsion to do so by a court or other governmental authority.  Similarly, the Companies will not make (and will instruct their executive officers that they not make and will request their directors that they not make) disparaging statements about the Executive to the Companies’ franchisees, customers, competitors, suppliers, employees, or former employees, his prospective employers or the press or other media, unless placed under legal compulsion to do so by a court or other governmental authority.  For purposes of this Agreement, an “Affiliate” of the Companies includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with either of the Companies, and such term shall specifically include, without limitation, each of the Companies’ subsidiaries.  The Company’s press release and Form 8-K describing this Agreement and the Executive’s termination of employment will be substantially in the forms previously delivered by the Companies to the Executive.

10. The provisions of Sections 6.01 (Confidential Information), 7.01 (Intellectual Property), 9.01 (Noncompetition, except that George Weston Limited and Interstate Bakeries Corporation shall be removed from Exhibit B), 9.02 (Nonsolicitation), 9.03 (Defini-

tions), 10.01 (Equitable Relief) and 11.02 (Indemnification) of the Employment Agreement will survive the termination of the Employment Agreement and continue in effect in accordance with their terms.

11. On or before the Termination Date, the Executive will deliver to the Companies all property of the Companies or their Affiliates, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information (as defined in the Employment Agreement), in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.

12. The Executive will, at the request of the Companies, cooperate with the Companies in the defense and/or investigation of any third party claim, dispute or any investigation or proceeding, whether actual or threatened, including, without limitation, meeting with attorneys and/or other representatives of the Companies, at a time and place reasonably convenient to the Executive, to provide reasonably requested information regarding same and/or participating as a witness in any litigation, arbitration, hearing or other proceeding between the Companies or their Affiliates and a third party or any government body.  The Companies will reimburse the Executive for all reasonable expenses incurred by him in connection with such assistance including, without limitation, reasonable travel expenses.

13. The Companies will reimburse the Executive for reasonable attorney’s fees and expenses incurred by him in connection with negotiating and entering into this Agreement (not to exceed $15,000), subject to the Companies’ requirements with respect to recording and documentation of expenses.

14. This Agreement shall be governed by and construed in accordance with the laws of North Carolina, without reference to the principles of conflict of laws thereof.

15. The Executive will pay to the Company, in cash, an amount sufficient to fund the Companies’ tax withholding obligations with respect to compensation paid to the Executive hereunder in the form of common stock of the Company, and such payments will be made to the Companies on or before the date such amounts are required to be deposited with the applicable tax authorities.  In addition, the Companies may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld therefrom pursuant to any applicable law or regulation.

16. This Agreement represents the complete agreement between the Executive and the Companies concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including (except as provided in Section 10 above) the Employment Agreement.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

17. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

18. For a period of seven (7) days following the execution of this Agreement, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.  Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the Secretary of the Company prior to the end of such seven (7) day revocation period.  In the event that the Agreement is revoked by the Executive, the Companies shall have no obligations under the Agreement, no amounts will be payable under this Agreement, and this Agreement shall be deemed to be void ab initio and of no further force or effect.

19. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence.  The Executive acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with, and has consulted with, an attorney before executing this Agreement.  Additionally, the Executive acknowledges that he has been afforded the opportunity of at least 21 days to consider this Agreement, which has been waived by the Executive.

20. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If the Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

21. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and guidelines issued thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  The Companies shall not have any obligation to indemnify or otherwise protect the Executive from any obligation to pay any taxes pursuant to Section 409A of the Code.  With respect to all reimbursement arrangements of the Companies provided for herein that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable:  (i) the amount eligible for reimbursement under any such arrangement in one calendar year may not affect the amount eligible for reimbursement under such arrangement in any other calendar year, and (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  The parties agree that in no event has the Executive, directly or indirectly, designated the calendar year of any payment to be made under this Agreement.

22. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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The parties to this Agreement have executed this Agreement as of the day and year first written above.

KRISPY KREME DOUGHNUTS, INC.

By:    /s/ James H. Morgan
Name: James H. Morgan
Title: Chairman of the Board

KRISPY KREME DOUGHNUT CORPORATION

By:    /s/ James H. Morgan
Name: James H. Morgan
Title: Chairman of the Board

/s/ Daryl G. Brewster
DARYL G. BREWSTER

Exhibit A

January 6, 2008

Board of Directors
Krispy Kreme Doughnuts, Inc.
Krispy Kreme Doughnut Corporation
370 Knollwood Street, Suite 500
Winston-Salem, NC  27103

Re:     Resignation

Ladies and Gentlemen:

Effective immediately, I hereby resign as a member of the Board of Directors of  Krispy Kreme Doughnuts, Inc. (“KKDI”) and Krispy Kreme Doughnut Corporation (“KKDC”) and all committees thereof, as President and Chief Executive Officer of KKDI and KKDC and, as applicable, as officer, director or manager of Affiliates of each of KKDI and KKDC of which I am an officer, director or manager, and as a member of any committee of the board of directors of any such entity of which I am a member.   For purposes hereof, an “Affiliate” of KKDI or KKDC includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with KKDI or KKDC, and such term shall specifically include, without limitation, each of the subsidiaries of KKDI and KKDC.

Very truly yours,

Daryl G. Brewster